Exhibit 2.2

           FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT




     This First Amendment To Asset Purchase Agreement ("Amendment") is entered into effective as of November 1, 1997, among BOATRACS, INC., a California corporation ("Purchaser"), MED ASSOCIATES, INC., a Mississippi corporation (the "Company"), CHARLES J. DROBNY, JR., an individual ("CD"), and PAMELA M. DROBNY, an individual ("PD") (CD and PD, collectively, "Drobny"), who agree to amend that certain Asset Purchase Agreement dated as of November 1, 1997 among them (the "Agreement") as follows:


1.  Recital.
            By this Amendment,


Purchaser, the Company and Drobny intend to amend certain provisions of the Agreement to more accurately reflect the agreement of the parties. Capitalized terms used in this Amendment, and not defined in this Amendment, shall have the meaning set forth in the Agreement.


2.  Deferred Contingent Payment.
  Paragraph 4.3(c) of the Agreement is hereby deleted in its entirety and replaced with the following new paragraph:

          "(c)   Issuance to the Company, subject to the
   option set forth below, of Three Hundred Thousand
   (300,000) shares of common stock of Purchaser (the
   "Issued Stock"). The certificates representing the Issued Stock shall contain the following legend and shall be physically held by Purchaser and not released to the Company or Drobny until the time for the exercise of such option has expired:

          `THE SHARES REPRESENTED BY THIS CERTIFICATE
          ARE SUBJECT TO AN OPTION TO PURCHASE BY
          BOATRACS, INC. ON TERMS SET FORTH IN THAT
          CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF
          NOVEMBER 1, 1997, AS AMENDED.

          THESE SHARES HAVE NOT BEEN REGISTERED UNDER
          THE SECURITIES ACT OF 1933, HAVE BEEN TAKEN
          FOR INVESTMENT PURPOSES ONLY AND NOT WITH A
          VIEW TO THE DISTRIBUTION THEREOF, AND NEITHER
          SUCH SHARES NOR ANY INTEREST THEREIN MAY BE
          SOLD, TRANSFERRED, ASSIGNED OR PLEDGED UNLESS
          THERE IS AN EFFECTIVE REGISTRATION STATEMENT
          UNDER SUCH ACT COVERING SUCH SECURITIES, OR
          BOATRACS, INC. RECEIVES AN OPINION OF
          COUNSEL, THAT SUCH SALE, TRANSFER, ASSIGNMENT
          OR PLEDGE IS EXEMPT FROM THE REGISTRATION AND
          PROSPECTUS DELIVERY REQUIREMENTS OF SUCH
          ACT.'"


3.  Option To Purchase.
  Paragraph 4.3.1 of the Agreement is hereby deleted in its entirety and replaced with the following new paragraph:

          "4.3.1. The Company hereby grants to Purchaser the option to purchase all of the Issued Stock if Net Income From Operations (as defined below) for the calendar year ended December 31, 1998 is less than Three Hundred Thousand Dollars ($300,000), then Purchaser shall have the option to purchase one share of the Issued Stock for each dollar by which Net Income From Operations for the calendar year ended December 31, 1998 is less than Three Hundred Thousand Dollars ($300,000). The purchase price pursuant to such option shall be $0.001 per share of the Issued Stock. Such option shall be binding upon both Company and Drobny, and their successors and assigns. Until the time for the exercise of such option has expired, neither Company nor Drobny may assign or transfer any rights or interests in or to the Issued Stock. Purchaser may exercise such option by giving Drobny or the Company written notice on or before the date which is 12 months after the Closing Date. As an example of the number of shares of Issued Stock Purchaser is entitled to purchase pursuant to this paragraph, if Net Income From Operations for the year ended December 31, 1998 is $200,000, then Purchaser would be entitled to purchase, and the Company would be obligated to sell to Purchaser, 100,000 shares of the Issued Stock."


     4. Additional Corrections. Paragraph 4.4 of the Agreement is hereby deleted in its entirety and replaced with the following new paragraph:


     "4.4. The purchase price for the Assets shall be allocated as set forth on Schedule 4.4 and all tax returns filed by the parties shall be consistent with such allocation. Schedule 4.4 shall be subject to the review and approval of Purchaser's auditors within a reasonable time after the Closing. The Company and Purchaser shall each prepare IRS Form 8594 in accordance with such allocation and consistent with one another and in accordance with applicable law and regulations. Such Forms shall be delivered to one another for review prior to filing with the IRS."

Paragraph 5.25 of the Agreement is hereby deleted in its entirety and replaced with the following new paragraph:

          "5.25 The Company (a) has a preexisting business relationship with Purchaser, or by reason of its business or financial experience, is capable of evaluating the risks and merits of an investment in the Issued Stock and of protecting its own interests in connection with the investment; (b) has received and reviewed all information it considers necessary or appropriate for deciding whether to accept the Issued Stock as a portion of the purchase price for the Assets; (c) has had an opportunity to ask questions and receive answers from the Purchaser and its officers, directors, and employees regarding the business, financial affairs, and other aspects of the Purchaser and has further had the opportunity to obtain all information which it deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided it; and (d) is acquiring the Issued Stock for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act."



5.  Amendment.
 The Agreement shall remain in full force and effect and, except as expressly amended by this Amendment, unmodified.


6.  Waiver.
  Any party may waive compliance by another with any of the provisions of this Amendment. No waiver of any provisions shall be construed as a waiver of any other provision. Any waiver must be in writing.


7.  Miscellaneous.
             The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, applicable to contracts made and to be performed in California. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The obligations of Drobny under this Amendment shall be the joint and several obligations of CD and PD.

                             BOATRACS, INC., a California
                             corporation


                             By: /s/ JON GILBERT
                                     Jon Gilbert, Chief
                                     Executive Officer and
                                     President

                             MED ASSOCIATES, INC., a Mississippi
                             corporation


                             By: /s/ CHARLES J. DROBNY, JR.
                                     Charles J. Drobny, Jr.,
                                     Chief Executive Officer


                             /s/  CHARLES J. DROBNY, JR.

                             /s/  PAMELA M. DROBNY